Exhibit 10.12

Securities Purchase Agreement

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 18, 2024, is entered into by and between Linkage Global Inc, a Cayman Islands exempted company (the “Company”), and the persons and entities listed on the schedule of the Investors attached hereto as Schedule I (as updated from time to time) (each an “Investor” and collectively, the “Investors”).

A. The Company and the Investors are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B. The Investors desire to purchase, and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, each a convertible promissory note, bearing interest at a rate of 8% per annum and having a term of one year from the issuance date of the Note, which notes shall have in aggregate the original principal amount of $10,830,000 (each a “Note” and collectively the “Notes”), in the form attached hereto as Exhibit A, with an aggregate original issue discount of $800,000 allocated to each Investor proportionate to the principal amount of Notes subscribed for. The Notes shall be convertible into ordinary shares, par value $0.00025 per share, of the Company (the “Ordinary Shares”), subject to the terms, limitations, and conditions set forth therein.

C. Additionally, the Company shall issue 9,300,000 Ordinary Shares, which is equal to the number of Ordinary Shares corresponding to 100% of the principal amount of the Notes at a price of $1.20 plus an additional 275,000 shares (the “Pre-Delivery Shares”). Such Pre-Delivery Shares will be issued to the Investors in proportion to the principal amount of Notes subscribed for.

D. This Agreement, the Note, the registration rights agreement entered into in connection with this Agreement (the “Registration Rights Agreement”) and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents.”

E. For purposes of this Agreement: “Conversion Shares” means all Ordinary Shares issuable upon conversion of all or any portion of the Notes; and “Securities” means the Notes, the Conversion Shares and the Pre-Delivery Shares.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and the Investors hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. Note and Pre-Delivery Shares. The Company shall issue and sell to each of the Investors and each of the Investors shall purchase from Company a Note in the principal amount set forth opposite the respective Investor’s name on Schedule I hereto, each at the Note Purchase Price (as defined below) on the Closing Date (as defined below). In addition to the Note Purchase Price, the Investors will also pay a price of $0.00025 per share to the Company for the Pre-Delivery Shares (the “Pre-Delivery Purchase Price”, and together with the Note Purchase Price, the “Purchase Price”). The Company shall issue the Pre-Delivery Shares to the Investors on the Closing Date in the amounts set forth opposite the respective Investor’s name on Schedule I hereto.

1.2. Form of Payment. On the Closing Date, against the issuance of the Securities by the Company to the Investors, the Investors shall pay the Purchase Price to Company via wire transfer of immediately available funds to an account designated by the Company and notified to the Investors no later than two business days prior to the Closing Date.

1.3. Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 below, the date of the issuance and sale of the Notes and the Pre-Delivery Shares pursuant to this Agreement (the “Closing Date”) shall be October 9, 20241, or another date agreed upon by the parties. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange by email of signed .pdf documents, but shall be deemed for all purposes to have occurred at the offices of Sichenzia Ross Ference Carmel LLP. The Company shall take all such actions as is required by the Investors to issue the Securities to the Investors in tpare amounts set forth opposite the respective Investor’s name on Schedule I hereto on the Closing Date.

1.4. Collateral for the Notes. The Notes shall be unsecured.

1.5. Note Purchase Price; Original Issue Discount; Transaction Expense Amount. The Notes shall carry an original issue discount of $800,000.00 in the aggregate (the “OID”) and such discount shall be allocated to each Investor proportionate to the principal amount of Notes subscribed for. In addition, the Company agrees to pay $30,000.00 to the Lead Investor (as defined in Schedule I) to cover the Lead Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities (the “Transaction Expense Amount”) which shall be set-off against the Note Purchase Price payable by the Lead Investor. The aggregate “Note Purchase Price”, therefore, shall be $10,000,000.00, computed as follows: $10,830,000.00 initial principal amount, less the OID, and less the Transaction Expense Amount. In the event that Closing fails to occur within 30 business days of the date of this Agreement due to reasons within the control of the Company, the Company shall be liable to pay the Lead Investor the Transaction Expense Amount immediately upon such failure.

2. The Investors’ Representations and Warranties. Each of the Investors severally and not jointly represents and warrants to Company that as of the Closing Date: (i) this Agreement has been duly and validly authorized by such Investor; (ii) this Agreement constitutes a valid and binding agreement of the Investor enforceable in accordance with its terms; and (iii) each Investor is a “non-U.S. person” as defined in Regulation S of the Securities Act. Each Investor further severally and not jointly makes the representations and warranties to the Company set forth on Exhibit E.

[1]	15 business days from the date of this SPA.

3. Company’s Representations and Warranties. The Company represents and warrants to the Investors that as of the Closing Date: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) the Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) the Company has registered its Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken; (v) this Agreement, the Notes, and the other Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution and delivery of the Transaction Documents by the Company, the issuance of Securities in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (a) the Company’s memorandum and articles of association, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Ordinary Shares, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of the Company’s properties or assets; (vii) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance of the Securities to the Investors or the entering into of the Transaction Documents; (viii) none of the Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ix) the Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (x) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the Company or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Documents; (xi) the Company has not consummated any financing transaction that has not been disclosed in a periodic filing or current report with the SEC under the 1934 Act; (xii) the Company is not, nor has it been at any time in the previous twelve (12) months, a “shell company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (xiii) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by the Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer; (xiv) the Investors shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of the Investors, the Investors’ employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed Broker Fees; (xv) neither the Investors nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to the Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, the Company is not relying on any representation, warranty, covenant or promise of the Investors or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents; (xvi) the Company acknowledges that the State of New York has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and any dispute that may arise related thereto such that the laws and venue of the State of New York, shall be applicable to the Transaction Documents and the transactions contemplated therein; (xvii) the Company has notified Nasdaq of its intention to be subject to the home country practice of the Cayman Islands, has made all applicable filings with the SEC with respect to relying on home country practice and thus Nasdaq Listing Rule 5635(d) does not apply to the Company; (xviii) the Company has consulted with counsel and conducted its own due diligence, and understands that each of the Investors is not registered as a ‘dealer’ under the 1934 Act; and (xix) the Company has performed due diligence and background research on the Investors and its affiliates and has received and reviewed the due diligence packet provide by the Investors. The Company, being aware of the matters and legal issues described in subsections (xviii) and (xix) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

4. Company Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, the Company will at all times comply with the following covenants: (i) so long as the Investors beneficially owns any of the Securities and for at least twenty (20) Trading Days (as defined in the Notes) thereafter, the Company will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) when issued, the Securities will be duly authorized, validly issued, fully paid for and non- assessable, free and clear of all liens, claims, charges and encumbrances; (iii) the Ordinary Shares shall be listed or quoted for trading on the Primary Market (as defined below); (iv) trading in Company’s Ordinary Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market; (v) the Company will not make any Restricted Issuances (as defined below) without the Investors’ prior written consent, which consent may be granted or withheld in the Investors’ sole and absolute discretion; and (vi) without the Investors’ prior written consent, the Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with the Investors or any affiliate of the Investors, or (b) from issuing Ordinary Shares, preferred stock, warrants, convertible notes, other debt securities, or any other Company securities to the Investors or any affiliate of the Investors. For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations other than trade payables in the ordinary course of business, or the issuance of any securities that (1) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Ordinary Shares, (2) are or may become convertible into Ordinary Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Ordinary Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; or (3) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (A) due to a change in the market price of Company’s Ordinary Shares since the date of the initial issuance or (B) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company. For the avoidance of doubt, the issuance of Ordinary Shares under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of Ordinary Shares to be issued is based upon or related in any way to the market price of the Ordinary Shares, including, but not limited to, Ordinary Shares issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the further avoidance of doubt, Ordinary Shares issued pursuant to any of the following will not be considered Restricted Issuances: (i) ATM facilities; (ii) primary equity or debt offerings without variable price mechanics; (iii) primary offerings with variable priced warrants provided that the variable priced warrants have no provision that will increase the number of warrants issued at closing or increase the number of Ordinary Shares or equity securities issuable under each warrant to a ratio of more than 1:1 (except for any adjustments for any reorganization, recapitalization, non-cash dividend, share split or similar transaction), and (iv) issuance of ordinary shares as consideration for acquisitions if such issuances do not trigger a change of control or involve variable price mechanisms.

5. Use of Proceeds. The proceeds from the sale of the Securities under this Agreement shall be used by the Company exclusively for general working capital purposes and shall not be used, directly or indirectly, for the repayment of any direct or indirect indebtedness.

6. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Securities to the Investors at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1. The Investors shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

6.2. The Investors shall have delivered the Purchase Price to the Company in accordance with Section 1 above.

7. Conditions to the Investors’ Obligation to Purchase. The obligation of the Investors hereunder to purchase the Securities at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for the Investors’ sole benefit and may be waived by the Investors at any time in its sole discretion:

7.1. The Company shall have executed this Agreement, the Registration Rights Agreement on or around the date of this Agreement and in such form as the Investors may require and the Notes and delivered the same to the Investors.

7.2. The Company shall have delivered to the Investors a fully executed Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”) substantially in the form attached hereto as Exhibit B acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

7.3. The Company shall have delivered to the Investors a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit C certifying Company’s board’s approval of the Transaction Documents, the Articles of Association of the Company and the Memorandum of Association of the Company, each as in effect at the Closing. In addition, each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Officer’s Certificate shall certify to the foregoing effect and as to such other matters as may be reasonably requested by the Investors in the form acceptable to the Investors.

7.4. The Company shall have delivered to the Investors a fully executed Share Issuance Resolution executed by its board of directors substantially in the form attached hereto as Exhibit D to be delivered to the Investors and the Transfer Agent.

7.5. The Company shall have made the required disclosures pursuant to the Nasdaq Listing Rules informing the public of its intention to rely on home country practice of the Cayman Islands such that Nasdaq Listing Rule 5635(d) will not apply to Company, and shall have notified Nasdaq of its intention to be subject to the home country practice of the Cayman Islands.

7.6. The Company shall have submitted a listing of additional shares notification form to Nasdaq and shall afford the Investors and their legal counsel a prior opportunity to review such notification draft.

7.7. The Company shall have delivered to the Investors a certificate evidencing the formation and good standing of the Company in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

7.8. The Company shall have delivered to the Investors a letter from the Company’s Transfer Agent certifying the number of Ordinary Shares outstanding on the Closing Date immediately prior to the Closing.

7.9. The Ordinary Shares (A) shall be designated for quotation or listed (as applicable) on Nasdaq and (B) shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (I) in writing by the SEC or Nasdaq or (II) by falling below the minimum maintenance requirements of Nasdaq.

7.10. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by Nasdaq, if any.

7.11. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7.12. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would have or result in a material adverse effect on the business and operations of the Company and/or its subsidiaries.

7.13. The Company shall have delivered to the Investors such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Investors or its counsel may reasonably request.

8. Reservation of Shares. On the date hereof, Company will reserve 10,000,000 Ordinary Shares from its authorized and unissued Ordinary Shares to provide for all issuances of Ordinary Shares under the Notes (the “Share Reserve”). Company further agrees to add additional Ordinary Shares to the Share Reserve in increments of 100,000 shares as and when requested by the Investors if as of the date of any such request the number of shares being held in the Share Reserve is less than three (3) times the number of Ordinary Shares obtained by dividing the Outstanding Balance (as defined in the Notes) as of the date of the request by the Conversion Price (as defined in the Notes) (the “Required Reserve Amount”). The Company shall further require the Transfer Agent to hold the Ordinary Shares reserved pursuant to the Share Reserve exclusively for the benefit of the Investors and to issue such shares to the Investors promptly upon the Investors’ delivery of a Redemption Notice under the Notes. Finally, the Company shall require the Transfer Agent to issue Ordinary Shares pursuant to the Notes to the Investors out of its authorized and unissued shares, and not the Share Reserve, to the extent Ordinary Shares have been authorized, but not issued, and are not included in the Share Reserve. The Transfer Agent shall only issue shares out of the Share Reserve to the extent there are no other authorized shares available for issuance and then only with the Investors’ written consent. If at any time the number of Ordinary Shares authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

9. Participation Right. Beginning on the Closing Date and ending twelve (12) months after the date all Notes are paid in full (the “Participation Period”), the Company hereby grants to each Investor a participation right, whereby each Investor shall have the right to participate at each Investor’s discretion in up to thirty percent (30%) in any future equity or equity-linked financing (the “Participation Right”), allocated among the Investors proportionate to the principal amount of Notes subscribed. The Company shall provide the Investors with written notice of any proposed financing at least three (3) business days prior to the planned date of such financing, detailing the terms and conditions of the proposed financing and the number of securities to be issued (“Financing Notice”), along with the transaction documents. Upon receipt of the Financing Notice, each Investor shall have the right, but not the obligation, to participate in the financing on the terms and conditions specified in the Financing Notice by delivering written notice to the Company of its intention to participate, along with the amount of its investment, no later than 5:30 p.m. (New York City time) on the three (3) business day following the date of the Financing Notice. Within five (5) Trading Days following the consummation of a Restricted Issuance, the Company will provide the Investors with written notice of the consummation of such Restricted Issuance, along with copies of the transaction documents. The Investors will then have up to five (5) calendar days to elect to purchase up to fifteen percent (15%) of the amount of debt or equity securities issued in such transaction (allocated among the Investors proportionate to the principal amount of Notes subscribed) on the most favorable terms and conditions offered to any other purchaser of the same securities. The parties agree that in the event Company breaches its obligations with respect to the Participation Right, the Investors’ sole and exclusive remedy shall be to receive, as liquidated damages, an amount equal to thirty percent (30%) of the amount the Investors would have been entitled to invest under the Participation Right. For the avoidance of doubt, the Company’s breach of its obligations with respect to the Participation Right will not be considered a Trigger Event (as defined in the Notes) under the Notes. Notwithstanding any provision to the contrary contained herein, should there be any amendment, modification, or change to the terms of any subsequent financing after the Investors has been initially notified pursuant to the Participation Right, the Company shall promptly notify the Investors of such amendment, modification, or change, pursuant to which the Investors shall have a renewed Participation Right.

10. Reinvestment Right. Any at time during the 12-month period beginning on either of (a) the date of the first conversion under a Note; or (b) the 12-month anniversary of the Closing Date, each of the Investors will have the right, at its sole election, to reinvest up to an additional aggregate $10,000,000.00, allocated among the Investors in proportion to the principal amount of Notes subscribed by such Investor on Closing (the “Reinvestment Amount”) on the same terms and conditions and using the same forms as the Notes and the other Transaction Documents (the “Reinvestment Right”) in one (1) transaction or multiple transactions, and the Company shall comply with such Reinvestment Right and issue such new notes and execute such new agreements and transaction documents to give effect to such Reinvestment Right.

11. Most Favored Nation. So long as any Note is outstanding, upon any issuance by Company of any debt instrument with any economic term or condition more favorable to the holder of such debt instrument or with a term in favor of the holder of such debt instrument that was not similarly provided to the Investors in the Transaction Documents, then Company shall notify the Investors of such additional or more favorable economic term and such term, at the Investors’ option, shall become a part of the Transaction Documents for the benefit of the Investors. Additionally, if Company fails to notify the Investors of any such additional or more favorable term, but the Investors becomes aware that Company has granted such a term to any third party, the Investors may notify Company of such additional or more favorable term and such term shall become a part of the Transaction Documents retroactive to the date on which such term was granted to the applicable third party. The types of economic terms contained in another debt instrument that may be more favorable to the holder of such debt instrument include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, conversion price per share, warrant coverage, warrant exercise price, and anti-dilution/conversion and exercise price resets.

12. Pre-Delivery Shares Repurchase Right. Upon repayment of all of the Notes in full, each Investor within thirty (30) Trading Days of a written request from the Company will deliver to the Company a number of Pre-Delivery Shares (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) delivered to such Investor upon the Closing, and the Company will pay each Investor $0.00025 for each such Pre-Delivery Share.

13. OFAC; Patriot Act.

13.1. OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

13.2. Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

13.3. Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits the Investors from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by the Investors at any time to enable the Investors to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon the Investors’ request from time to time, Company shall certify in writing to the Investors that Company’s representations, warranties and obligations under this Section 13.3 remain true and correct and have not been breached. Company shall immediately notify the Investors in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at the Investors’ request, provide to the Investors copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse the Investors any expense incurred by The Investors in evaluating the effect of such an event on the loan secured hereby, in obtaining any necessary license from governmental authorities as may be necessary for the Investors to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to the Investors as the result of the existence of such an event and for any penalties or fines imposed upon the Investors as a result thereof.

14. Miscellaneous. The provisions set forth in this Section 14 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 14 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

14.1. Indemnification. The Company agrees to indemnify, defend, and hold harmless the Investors, its affiliates, and their respective directors, officers, employees, agents, successors, and permitted assigns (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by the Indemnified Parties (collectively, “Losses”), arising out of or resulting from any claim, suit, action, or proceeding (each, an “Action”) related to or arising out of (a) the breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by the Company; (b) any negligent or more culpable act or omission of the Company (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; or (c) any bodily injury, death of any person or damage to real or tangible personal property caused by the acts or omissions of the Company. The Company shall not be liable under the foregoing indemnification provision to the extent that any Loss is the result of the gross negligence or willful misconduct of the Indemnified Parties. This indemnification shall survive the termination of this Agreement.

14.2. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party consents to and expressly agrees that the exclusive venue of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be the courts of New York. For any litigation arising in connection with any of the Transaction Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent under the TA Letter or otherwise related to the Investors in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Ordinary Shares to the Investors for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in New York County, New York, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Ordinary Shares to the Investors for any reason) outside of any state or federal court sitting in the Southern District of New York, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name the Investors as a party in interest in, and provide written notice to the Investors prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any Ordinary Shares to the Investors by the Transfer Agent, and further agrees to timely name the Investors as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 14.2 are material terms to induce the Investors to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 14.2 the Investors would not have entered into the Transaction Documents.

14.3. Specific Performance. The Company acknowledges and agrees that the Investors may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that the Investors shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which the Investors may be entitled under the Transaction Documents, at law or in equity. Company specifically agrees that: (a) following an Event of Default (as defined in the Notes) under the Notes, the Investors shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its common or preferred stock to any party unless the Note is being paid in full simultaneously with such issuance; and (b) following a breach of Section 4(vi) above, the Investors shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up. Company specifically acknowledges that the Investors’ right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to the Investors. For the avoidance of doubt, in the event the Investors seek to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of the Investors under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall the Investors’ pursuit of an injunction prevent the Investors, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

14.4. Calculation Disputes. In the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents (each, a “Calculation”), the Company or the Investors (as the case may be) shall submit any disputed Calculation via email or facsimile with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to each other party or (ii) if no notice gave rise to such dispute, at any time after the Investors learned of the circumstances giving rise to such dispute. If the Investors and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or the Investors (as the case may be), then the Investors will promptly submit via email or facsimile the disputed Calculation to an independent accounting firm of national repute designated by the Investors (the “Independent Accountant”). The Investors shall cause the Independent Accountant to perform the Calculation and notify Company and the Investors of the results no later than ten (10) Trading Days from the time it receives such disputed Calculation. The Independent Accountant’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. The Independent Accountant’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by the Independent Accountant. In the event Company is the losing party, no extension of the Delivery Date (as defined in the Notes) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents. Notwithstanding the foregoing, the Investors may, in its sole discretion, designate an independent, reputable investment bank or accounting firm other than the Independent Accountant to resolve any such dispute and in such event, all references to “Independent Accountant” herein will be replaced with references to such independent, reputable investment bank or accounting firm so designated by the Investors.

14.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.6. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

14.7. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

14.8. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor the Investors makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and the Investors, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and the Investors, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

14.9. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

14.10. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the fifth (5th) Trading Day after deposit, postage prepaid, with an international courier, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Linkage Global Inc

2-23-3 Minami-Ikebukuro, Toshima-ku

Tokyo, Japan 171-0022

Attn: Zhihua Wu

Email: zhihua_wu@linkagecc.com

If to the Investors:

To each Investor based on the information set forth on the signature page to this Agreement attached hereto to each Investor based on the information set forth on the signature page to this Agreement attached hereto.

With a copy to (which copy shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Ave of the America, 31st Floor

New York NY 10035

Email: hlou@srfc.law

Attn: Huan Lou, Esq

14.11. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Investors hereunder may be assigned by the Investors to a third party, including its affiliates, in whole or in part, without the need to obtain Company’s consent thereto. The Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of the Investors, and any such attempted assignment or delegation shall be null and void.

14.12. Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Investors. TheCompany agrees to indemnify and hold harmless the Investors and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

14.13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.14. Investors’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that the Investors may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as the Investors may deem expedient.

14.15. Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the judge or arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) a Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or the Investors otherwise takes action to collect amounts due under a Note or to enforce the provisions of a Note, or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under a Note; then Company shall pay the costs incurred by the Investors for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees, expenses, deposition costs, and disbursements.

14.16. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

14.17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

14.18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

14.19. Voluntary Agreement. The Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for the Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. The Company has had the opportunity to seek the advice of an attorney of the Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by the Investors or anyone else.

14.20. Document Imaging. The Investors shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Company’s loans, including, without limitation, this Agreement and the other Transaction Documents, and the Investors may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that the Investors produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that the Investors is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, emailed, or other imaged copy of this Agreement or any other Transaction Document shall be deemed to be of the same force and effect as the original manually executed document.

14.21. Confidentiality. Without the prior written consent of the applicable Investor (which may be granted or withheld in such Investor’s sole discretion), the Company shall not (and shall cause each of its subsidiaries and affiliates to not) disclose the name of any Investor in any filing, announcement, release or otherwise.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned the Investors and Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Linkage Global Inc.

By:	/s/ Zhihua Wu
Name:	Zhihua Wu
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned the Investors and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR: Hermann Ltd.

By:	/s/ Yi Lin
Name:	Yi Lin
Title:	CEO
Email:	hermann.beijing@gmail.com
Address:	Room 3607, Zongxiu Building, China World Trade Center, Chaoyang District, Beijing, China

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned the Investors and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR: ASLAN FAMILY Limited

By:	/s/ Zheng Zhang
Name:	Zheng Zhang
Title:	CEO
Email:	2154114778@qq.com
Address:	4502 China Jin Apartment, Greenland Center, Chaoyang District, Beijing, China

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned the Investors and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR: SHELF ADVISOR LIMITED

By:	/s/ Shuyan Liu
Name:	Shuyan Liu
Title:	CEO
Email:	ceo@shelf-advisor.com
Address:	2660 river Ave, Rosemead, CA 91770-3302

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned the Investors and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR: HRD CAPITAL LIMITED

By:	/s/ Long Li
Name:	Long Li
Title:	Director
Email:	15176510730@163.com
Address:	Room 1508, 15/F., Office Tower II, Aramark Center, 625 Nathan Road, Kowloon, Hong Kong.

[Signature Page to Securities Purchase Agreement]

SCHEDULE I

SCHEDULE OF THE INVESTORS

Name and Address	Principal Amount of Note	Note Purchase Price	Number of Pre-Delivery Shares	Pre-Delivery Purchase Price
Hermann Ltd., a British Virgin Islands business company, of 10 Guanghua Road, Suite 3607, Chaoyang District, Beijing, China (the “Lead Investor”)	$3,000,000	$2,750,000	2,700,000	$675
ASLAN FAMILY Limited, incorporated in Hong Kong with limited liability, of 4502 China Jin Apartment, Greenland Center, Chaoyang District, Beijing, China	$2,970,000	$2,750,000	2,500,000	$625
SHELF ADVISOR LIMITED, a British Virgin Islands business company, of 2660 river Ave, Rosemead, CA 91770-3302	$2,700,000	$2,500,000	2,300,000	$575
HRD CAPITAL LIMITED, incorporated in Hong Kong with limited liability, of Room 1508, 15/F., Office Tower II, Aramark Center, 625 Nathan Road, Kowloon, Hong Kong.	$2,160,000	$2,000,000	1,800,000	$450
TOTAL	$10,830,000.00	$10,000,000.00	9,300,000	$2325